Exhibit 7.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned company and individuals agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the Common Stock of Logan Ridge Finance Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

November 9, 2023

Punch & Associates Investment Management, Inc.

/s/ Howard D. Punch, Jr., President
Signature

/s/ Howard D. Punch, Jr.
Signature